UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2005

Kitty Hawk, Inc.

(Exact name of registrant as specified in its charter)

Delaware		75-2564006
(State or other jurisdiction of	0-25202	(I.R.S. Employer
incorporation)	(Commission File Number)	Identification No.)

1515 West 20th Street
P.O. Box 612787
DFW International Airport, Texas
(Address of principal		75261
executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 456-2200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     General. On January 17, 2005, Randy S. Leiser entered into an employment agreement (the “Agreement”) with Kitty Hawk, Inc. (the “Company”). Pursuant to the Agreement, the Company employs Mr. Leiser as the Company’s Vice President and Chief Financial Officer. The Agreement replaces and supercedes any existing contractual employment arrangements between the Company and Mr. Leiser. The Agreement has a two-year term commencing on December 14, 2004, with automatic renewals for successive one-year terms, subject to earlier termination by either party for any reason. A copy of the Agreement is attached to this report as Exhibit 10.1 and the following description is qualified in its entirety by reference to the attached Agreement.

     Compensation and Benefits. Under the Agreement, Mr. Leiser is entitled to an annual base salary of $200,000.00. Thereafter, Mr. Leiser’s annual base salary will be reviewed at least annually and may be increased in the sole discretion of the Compensation Committee of the Company’s Board of Directors. The Company may not decrease the salary of Mr. Leiser during the term of the Agreement. In addition, Mr. Leiser is eligible to receive an annual cash performance bonus based on the achievement of annual performance goals to be determined annually by the Compensation Committee of the Company’s Board of Directors. Mr. Leiser is also eligible to participate in any incentive compensation plans applicable to senior executive officers that are adopted by the Company’s Board of Directors and any benefit programs adopted by the Company for the benefit of its executive officers.

     Effect of Termination. Under the Agreement, if Mr. Leiser’s employment is terminated by the Company other than for “Cause” (as defined in the Agreement) or by the Company not renewing the Agreement or by Mr. Leiser for “Good Reason” (as defined in the Agreement), Mr. Leiser is generally entitled to receive:

•	nine months of his annual base salary in effect on the date of termination (the “Severance Payment”), reduced in the case of the Company’s election to not renew the Agreement by certain remuneration earned by Mr. Leiser in the nine months following termination;

•	a pro-rated bonus for the year of termination equal to (i) the bonus Mr. Leiser would have earned for such year if he was employed by the Company through the end of the year, multiplied by (ii) the percentage of the year of termination that Mr. Leiser was employed by the Company (the “Pro-Rated Bonus”); and

•	Mr. Leiser’s previously earned and unpaid salary, previously earned and unpaid bonus for the year prior to termination, accrued vacation, unreimbursed business expenses and other accrued benefits.

     In addition to the foregoing, the options under Mr. Leiser’s currently outstanding incentive stock option agreement that would have vested during the twelve months following his separation date if he had remained employed by the Company would immediately vest and become exercisable and any future equity based awards granted to him would become immediately fully vested and exercisable. In addition, the Company would also continue to provide life and disability insurance, medical, vision and dental coverage and other health and welfare benefits (the “Insurance Benefits”) to Mr. Leiser for up to nine months following separation. Further, if after nine months following Mr. Leiser’s termination other than for Cause or by Mr. Leiser for Good Reason, Mr. Leiser demonstrates that he has used best efforts to obtain alternative employment, but has not secured alternative employment, Mr. Leiser may be paid up to three additional months of his annual base salary in effect on the date of termination and may receive up to three additional months of Insurance Benefits, so long as Mr. Leiser remains unemployed.

     If Mr. Leiser’s employment with the Company is terminated by reason of death or disability, by Mr. Leiser without Good Reason, by Mr. Leiser not renewing the term of the Agreement or by the Company for Cause, Mr. Leiser is generally entitled to receive his previously earned and unpaid salary, previously earned and unpaid bonus for the year prior to termination (except if Mr. Leiser terminates the Agreement without Good Reason or by not renewing the Agreement and such termination is prior to the finalization of the Company’s prior year audited financial statements or if the Company terminates the Agreement for Cause), accrued vacation, unreimbursed business expenses and other accrued benefits. In addition, if Mr. Leiser’s employment with the Company is terminated by reason of death or disability, he will receive the Pro-Rated Bonus.

     Effect of a Change in Control. In the event of a “Change in Control” (as defined in the Agreement), the term of the Agreement automatically renews for an additional one year period (the “Change in Control Period”) and then automatically renews for successive one-year periods, subject to earlier termination. If during the Change in Control Period, Mr. Leiser terminates his employment for Good Reason or the Company terminates his employment without Cause, Mr. Leiser is generally entitled to receive:

•	a lump sum payment equal to two times the Severance Payment;

•	the Pro-Rated Bonus; and

•	his previously earned and unpaid salary, previously earned and unpaid bonus for the year prior to termination, accrued vacation, unreimbursed business expenses and other accrued benefits.

     In addition to the foregoing, the options under Mr. Leiser’s currently outstanding incentive stock option agreement and any future equity based awards granted to him would become immediately fully vested and exercisable. In addition, the Company would also continue to provide the Insurance Benefits to Mr. Leiser for up to nine months following separation.

     Other Protective Provisions. Under the Agreement, Mr. Leiser is subject to certain confidentiality, non-competition, non-solicitation and non-disparagement provisions.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated as of December 14, 2004, by and between Kitty Hawk, Inc. and Randy S. Leiser.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KITTY HAWK, INC.
By:	/s/ STEVEN E. MARKHOFF
Name:	Steven E. Markhoff
Title:	Vice President Strategic Planning, General Counsel and Corporate Secretary

Date: January 19, 2005

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated as of December 14, 2004, by and between Kitty Hawk, Inc. and Randy S. Leiser.